CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

June 23, 2022

Board of Managers

VV MARKETS, LLC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated April 4, 2022, with respect to the balance sheets of VV MARKETS LLC as of December 31, 2021 and the related statements of operations, members’ equity/deficit and cash flows for the fiscal year from January 1, 2021 through December 31, 2021 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group
IndigoSpire CPA Group, LLC
Aurora, Colorado

June 23, 2022